Exhibit 99.2

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS PROVIDES UPDATE CLOSING

LEGAL MATTER ARISING FROM ATTEMPTED 2006 ACQUISITION BY

SUBSIDIARY

HIGHLANDS RANCH, Colorado, September 12, 2013– Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the “Company”) has filed a Form 8-K with the Securities and Exchange Commission disclosing a Non-Prosecution Agreement (“NPA”) entered into between the United States Attorney’s Office for the Eastern District of Texas (“DOJ”) and Company subsidiaries ADA-ES, Inc. and ADA Environmental Solutions, LLC (“ADA”). Pursuant to the NPA, which concluded the investigation, the DOJ has agreed not to assess fines or pursue any criminal, civil, or administrative action against ADA and its current or former employees, agents, officers, and directors with respect to allegations that ADA misappropriated trade secrets with regard to the manufacture of activated carbon. The NPA resulted from a confidential DOJ investigation of events arising out of an attempted acquisition by ADA of Norit in 2006 which led to the civil litigation brought by Norit against ADA in 2008 for alleged misappropriation of trade secrets. The dispute with Norit was settled by ADA in 2011after extensive litigation and arbitration. The DOJ recently contacted ADA concerning its investigation. ADA fully cooperated with the DOJ and the parties agreed to enter into the NPA to swiftly resolve the investigation.

In the NPA ADA acknowledges that prior to 2009, it inappropriately maintained confidential information that had been provided to it by another company and affirms that it will continue to comply with the settlement agreement with Norit dated August 29, 2011 (which was previously disclosed by ADA in a Form 8-K filed with the SEC on August 30, 2011) and continue with the training programs and compliance checks that ADA proactively implemented two years ago to safeguard confidential information. The execution of the NPA and continued implementation of the steps already taken to address this matter, close out the DOJ investigation.

Commenting on the NPA, the Company’s Chairman of the Board, W. Phillip Marcum, stated “The NPA confirms that the investigation has been successfully concluded, without material adverse impact, and brings to a close the issues arising out of the dispute with our former business partner. The NPA also confirms that the programs we instituted two years ago are appropriate and adequate. We are glad that this matter was quickly concluded and we look forward to the significant opportunities in our Refined Coal and MATS compliance businesses.”

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. (NASDAQ:ADES) serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) for mercury control, Dry Sorbent Injection (“DSI”) for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal boilers respectively. Advanced Emissions Solutions consolidates the results of CCS in its financial statements.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BSCI supplies Dry Sorbent Injection (“DSI”) for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include expectations regarding significant opportunities in our RC, ACI and DSI businesses. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws, regulations and IRS interpretations or guidance, economic conditions and market demand; timing of laws, regulations and any legal challenges to or repeal of them; failure of the RC facilities to produce coal that qualifies for tax credits; termination of or amendments to the contracts for RC facilities; decreases in the production of RC; availability, cost of and demand for alternative tax credit vehicles and other technologies; technical and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Graham Mattison

Vice President, Investor Relations

(646) 319-1417

graham.mattison@adaes.com